Exhibit 10.31

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

This Severance Agreement and Release of Claims ("Agreement") is made by and between D. Anthony Peay ("Employee"), on the one hand, and Union Bank & Trust ("Bank") and Union Bankshares Corporation ("UNION"), on the other hand (hereinafter the Bank and UNION are individually and collectively referred to as the "Company").

WHEREAS, Employee's employment shall cease on the Separation Date; and the Company desires to provide Employee with separation benefits in accordance with and subject to Sections 4(d) and (f) of his existing Amended and Restated Employment Agreement, dated as of May 1, 2006 and amended as of December 31, 2008 ("Employment Agreement"), provided that Employee satisfies all terms and conditions for receiving such benefits, as set forth in the Employment Agreement and herein; and

WHEREAS, Employee agrees, in exchange for the promise of such separation benefits, to waive and release any and all claims Employee may have against the Company, to covenant not to sue the Company, to comply with his continuing obligations under the Employment Agreement and the Amended and Restated Management Continuity Agreement dated as of November 21, 2000 and amended as of December 31, 2008 ("Continuity Agreement"), and to otherwise comply with the terms of this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises and releases contained herein, the sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Severance and Benefits

a.	Employee's employment by the Company will cease, effective August 31, 2017 ("Separation Date"), at which time Employee shall cease to be an employee for any purpose whatsoever and shall be entitled to no payments or benefits except as provided herein.

b.	Up to and including the Separation Date, Employee shall perform such duties assigned to him and shall continue to be enrolled in all of the Company's benefits plans in which Employee is enrolled as of the date this Agreement is presented to Employee.

c.	Immediately following the Separation Date, Employee shall have the right to elect to continue coverage under the Company's health and dental plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and any other applicable law.

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d.	No payments or benefits shall be due or owing under this Agreement until the Effective Date, which shall be the eighth day after Employee signs this Agreement, so long as (i) Employee has delivered this Agreement, and the Release referenced in Section 3.b. below, to the Company and not revoked them pursuant to Section 8 below, and (ii) Employee’s employment with the Company has ceased pursuant to Section 1.a. above.

e.	In consideration of Employee's execution of this Agreement and his continued satisfaction of the conditions and obligations set forth in his Employment Agreement and herein, Employee shall be entitled, in accordance with Section 4(d) of the Employment Agreement, to the benefits specified in Section 4(f) of the Employment Agreement, subject to the terms and conditions thereof, as well as the benefits set forth herein. For avoidance of doubt, Employee shall be entitled to the following payments and benefits, subject to the conditions and requirements of Section 4(f) of the Employment Agreement and its subsections, and Employee's continued compliance with each of the covenants set forth in Section 5 of the Employment Agreement:

•	Subject to subsections 4(f)(i), (iii), (v) and (vi) of the Employment Agreement and the six-month delay described below, the Company shall continue to pay Employee his annual Base Salary (as defined in the Employment Agreement), which is $379,802 as of the Separation Date, for a period of two years, in accordance with the same periodic dates as such salary payments would have been made had Employee's employment not terminated. Such payments shall be subject to all withholdings required by law. In accordance with Section 4(f)(i) and (vi) of the Employment Agreement, as Employee is a "Key Employee," payment of any amounts above otherwise due during the six-month period measured from the Separation Date ("409A Deferral Period") shall be paid in one lump sum on the first day following the 409A Deferral Period and all remaining payments shall be paid as originally scheduled.

•	Subject to the terms and conditions of subsections 4(f)(ii) and (iv) of the Employment Agreement, Employee's current medical and life insurance benefits under the Company's plans will continue. In such case, (a) Employee will receive and pay for such benefits at the rates paid by active participants, and (b) for twenty-four (24) months, commencing with the first premium payment due by the Company after the Effective Date, the Company will continue to pay its portion of such medical and life insurance premiums. In no event shall Employee be entitled to COBRA continuation coverage beyond the period permitted by the statute.

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•	Employee shall be eligible to receive the Union Bank & Trust Management Incentive Plan award for 2017 prorated based on service during the year in accordance with the terms and conditions in the Plan applicable to similarly situated employees and based solely on achievement of the corporate financial metric goals provided for under the Plan relating to the calendar year ended December 31, 2017, less all applicable withholdings, and payable on or before March 15, 2018.

f.	Employee shall receive payment for up to 40 hours of accrued and unused paid time off, if any, as of the Separation Date, less all applicable withholdings, to be paid within 30 days following the Separation Date.

g.	On the Separation Date, Employee shall vest in the outstanding restricted stock awards as described in Exhibit A hereto (18,394 shares vesting in total). After the Separation Date, Employee shall also receive a pro rata payout of Performance Share Units as set forth in Exhibit A based on actual performance during the applicable performance period and payable after performance is certified. All stock options outstanding on the Separation Date must be exercised within three months after the Separation Date, after which time they will be cancelled. Employee shall forfeit all other unvested equity awards (whether or not such awards are listed in Exhibit A) on the Separation Date. With regard to the restricted stock that vests, the value of such restricted stock at the time of vesting shall be taxable to Employee and Employee shall be responsible for the payment of withholding taxes as provided in the applicable award agreement in accordance with Employee's current election. With regard to the Performance Share Units that vest and are earned based on actual performance (certified after the end of the applicable performance period), the value of any Performance Shares (as defined the applicable award agreement) shall be taxable when paid to Employee and Employee shall be responsible for the payment of withholding taxes as provided in the applicable award agreement.

h.	After the Separation Date, the two Amended and Restated Split Dollar Life Insurance Agreements made as of May 1, 2006 shall remain in full force and effect while Employee may not retain the death benefit pursuant to a third Split Dollar Life Insurance Agreement made as of May 5, 2014, in accordance with the terms set forth in such agreement.

i.	Employee may retain possession, and Company shall transfer ownership of Employee's Company vehicle, cellular phone, cellular phone number, and ipad within 30 days following the Separation Date. Company shall include the Kelly Blue Book value of $32,303.00 for the vehicle in Employee's other income for 2017 reporting purposes and Employee is responsible for any tax liability to Employee including income tax, sales tax, registration fees, personal property tax, and any other transfer and ownership taxes.

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The consideration set forth in Section 1.e., g., h. and i. herein are additional consideration to which Employee would not have been otherwise entitled in the absence of signing, delivering and not revoking this Agreement and the Release referenced in Section 3.b. below.

2.	Condition of Payment/Transition Assistance.

Employee understands and agrees that he shall continue to perform his duties as an employee of the Company, as reasonably directed by the Company, in a satisfactory manner through the Separation Date. Employee shall, among other things, assist and fully cooperate with the Company in transitioning his duties to others. Notwithstanding anything in this Agreement to the contrary, if Employee is terminated for "Cause," as set forth in Section 4(c) of the Employment Agreement, prior to the Separation Date, his benefits shall be limited to those set forth in Section 4(c) of the Employment Agreement and the Company shall have no further obligations under this Agreement, the Employment Agreement and the Continuity Agreement.

3.	Complete Release

a.	In exchange for the additional consideration offered by Company, as set forth in Section 1.e., g., h. and i. of this Agreement, Employee, on behalf of Employee and Employee's descendants, ancestors, dependents, heirs, executors, administrators, attorneys, agents, assigns, personal representatives, and successors, hereby covenants not to sue and voluntarily, unconditionally and fully releases, acquits, and forever discharges UNION and the Bank, and any of their respective parents, subsidiaries and affiliates, as well as the respective owners, trustees, directors, officers, agents, servants, employees, shareholders, representatives, agents, attorneys, assigns, and successors (collectively referred to as the "Releasees") with respect to and from any and all claims, wages, rights, agreements, contracts, stock plans, equity plans, covenants, actions, suits, causes of action, obligations, debts, expenses, attorneys' fees, damages, judgments, orders, and liabilities of whatever kind or nature in law, equity, or otherwise, whether known or unknown, or suspected or unsuspected, which Employee has at any time heretofore owned or held against the Releasees, including, without limitation, those arising out of or in any way connected with Employee's employment relationship with the Company or Employee's termination of employment with the Company, or any other transactions, occurrences, acts, or omissions or any loss, damage, or injury committed or omitted up to and including the date of Employee's execution of this Agreement, and including, without limitation, claims for breach of contract, libel, slander, wrongful discharge, intentional infliction of emotional harm, or other tort, or discrimination or harassment based upon any federal, state, or municipal statute or local ordinance relating to discrimination in employment, including without limitation age discrimination under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the National Labor Relations Act, and the Employee Retirement Income Security Act.

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In signing this Agreement, Employee is not releasing any claims which may arise under the terms of this Agreement.

Employee acknowledges that this Agreement constitutes a full settlement, release, and accord and satisfaction of all claims or potential claims by Employee covered by the release provision of this Section 3, and all claims, rights and entitlements of Employee under all agreements, incentive plans, and stock and equity plans, including the Employment Agreement, the Continuity Agreement, the Union Bank & Trust Management Incentive Plan, the Union First Market Bankshares Corporation 2011 Stock Incentive Plan, the Union Bankshares Corporation Stock and Incentive Plan, as amended and restated effective April 21, 2015, and all other plans or agreements. Employee also covenants not to sue or file any complaint or claim against the Company with any court based on any act or omission arising or occurring prior to the date Employee executes this Agreement, whether known or unknown at the time of execution. Employee also waives any right to recover in a civil suit or proceeding brought against any of the Releasees by any governmental agency (including the EEOC) or any other individual on Employee's behalf. Employee understands and acknowledges, however, that nothing herein shall preclude Employee from filing a charge of discrimination with the applicable state or federal agencies, to the extent permitted by law, but Employee shall be entitled to no monetary relief as a result thereof.

b.	As a condition of receiving the payments and benefits under this Agreement, Employee must, between the Separation Date and twenty-one days thereafter, sign, deliver to the Company, and not revoke, the Release attached as Exhibit B.

4.	Remedies

Any material breach by Employee of his duties or obligations under this Agreement or the Employment Agreement shall give the Company the right to discontinue the performance of its unperformed duties and obligations under this Agreement to the extent permitted by applicable law, and shall entitle the Company to seek legal, injunctive or other equitable relief on account of such breach.

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5.	Confidentiality/Confidential Information

As provided in the Employment Agreement, Employee shall keep all Confidential Information strictly confidential. "Confidential Information" shall include, without limitation, information of the Company or its customers not generally available to the public that is disclosed to, known by, or created, in whole or in part, by Employee as a consequence of or through Employee's past, present, or future associations with Company, about:

b.	Company's business activities and operations, including without limitation, product specifications, data, know-how, software, samples, working models, plans, research, products, processes, services, trade secrets, training materials, marketing activities and materials, strategic plans, and product development plans;

c.	any information designated confidential or proprietary by Company, including but not limited to information received by Company from a third party under an obligation of confidentiality; any other information, however documented, whether or not marked confidential, as well as information concerning business and affairs, which includes without limitation pricing and cost data, financial information, budgets and forecasts, non-public information concerning names, backgrounds, and other information about Company's personnel, customer data and demographics, projected sales, leases, and contracts, in any form, including written and oral, disclosed to Employee.

Employee shall not disclose Confidential Information to any third party or use it in any fashion. If Employee faces legal action or is subject to legal proceedings requiring disclosure of Confidential Information, prior to disclosing any such Confidential Information, Employee shall promptly notify Company and shall cooperate with Company in contesting such request, or seeking a protective order with respect to such information, at Company's sole cost and expense. The restrictions in this Section relating to "Confidential Information" shall remain in effect for so long as is required by applicable law, including the Virginia Uniform Trade Secrets Act and bank privacy laws, or five (5) years, whichever is greater.

Nothing in this Agreement restricts or prohibits Employee or Employee's counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the "Regulators"), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. Employee does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. Employee is not required to notify the Employer that Employee has engaged in such communications with the Regulators. Employee recognizes and agrees that, in connection with any such activity outlined above, Employee must inform the Regulators that the information Employee is providing is confidential.

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Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•	Where the disclosure is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

•	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

6.	Waiver

Any delay by Company in the enforcement of any provision of this Agreement or any of Company's rights under this Agreement shall not be deemed to be a waiver of any such provision or right, or an acceptance of or an acquiescence in any breach of Employee's duties or obligations under this Agreement. No waiver shall bind Company unless supported by consideration and executed in writing and delivered to Employee by an authorized officer of Company.

7.	Indemnity Regarding Assignment of Claims

Employee represents and warrants that Employee has not heretofore assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released as set forth in Section 3 above. Employee agrees to indemnify and hold harmless the Releasees (as defined in Section 3 above) against any claim, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on or arising out of any assignment.

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8.	Age Discrimination In Employment Act

Employee hereby acknowledges and agrees that this Agreement and the termination of Employee's employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in Section 3 hereof shall be applicable, without limitation, to any claims brought under these Acts or other laws. Employee further acknowledges and agrees that:

a.	The release given by Employee in this Agreement is given solely in exchange for the additional consideration set forth in Sections 1.e., g., h. and i. of this Agreement and such consideration is in addition to anything of value which Employee was entitled to receive in the absence of entering into this Agreement;

b.	By entering into this Agreement, Employee does not waive rights or claims that may arise after the date this Agreement is executed;

c.	Employee is hereby advised to consult an attorney prior to entering into this Agreement, and this provision of the Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Employee be so advised in writing;

d.	Employee has been permitted at least twenty-one (21) days to review this Agreement prior to Employee's execution of this Agreement, and Employee can waive the twenty-one (21) day period and execute this Agreement sooner, in which case the seven calendar day revocation period described below will begin on the date of Employee's execution of this Agreement;

e.	For a period of seven calendar days following Employee's execution of this Agreement, Employee may revoke this Agreement by delivering in writing a notice of revocation to the Company's Human Resources Department or by placing such a written notice in the mail to the Company's Human Resources Department with a postmark dated within seven calendar days of the date this Agreement was signed, and this Agreement shall not become effective or enforceable until such seven day period has expired, and the conditions of Section 1.d. above have been satisfied.

9.	Entire Agreement/Continuing Obligations Under Employment Agreement

This Agreement constitutes and contains the entire agreement and understanding of the parties regarding the subject matters addressed herein and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof; provided, however, the parties agree that nothing herein affects the rights of the Company to enforce its rights under the Employment Agreement, which remain in full force and effect. In addition, Employee's continuing obligations to the Company under the following provisions of the Employment Agreement remain in full force and effect: Sections 4(d), 4(f), 5, 7, 10, 11, and 13, and all their subparts and subsections.

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10.	Resignation of Other Positions

Effective upon the Separation Date, Employee shall be deemed to and should have resigned from all positions Employee holds as an officer of the Company or a member of the Board of Directors (or any committee thereof) of the Company or any affiliate.

11.	Governing Law

This Agreement shall be governed by and subject to the laws and exclusive jurisdiction and venue of the courts of the Commonwealth of Virginia. Any lawsuit arising out of this Agreement or the Employment Agreement shall be filed in the Circuit Court of Henrico County, Virginia, or if jurisdiction is appropriate, the United States District Court for the Eastern District of Virginia, Richmond Division, at the option of the Company, and Employee waives all objections as to venue.

12.	Severability

In the event one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

13.	Successors

The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

14.	Knowledgeable Decision By Employee

Employee represents and warrants Employee has read all the terms of this Agreement. Employee understands the terms of this Agreement and understands that this Agreement releases forever the Company from any legal action as described in Section 3 above. Employee is signing and delivering this Agreement of Employee's own free will in exchange for the consideration to be given to Employee, which Employee acknowledges and agrees is adequate and satisfactory.

Signatures appear on the following page

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EMPLOYEE

/s/ D. Anthony Peay
D. Anthony Peay

Date: June 5, 2017

UNION BANK & TRUST

By:	/s/ John C. Asbury
John C. Asbury
Title: President/CEO

Date: June 5, 2017

UNION BANKSHARES CORPORATION

By:	/s/ John C. Asbury
John C. Asbury
Title: President/CEO

Date: June 5, 2017

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Exhibit A

to Severance Agreement and Release of Claims

Restricted Stock Awards

	Outstanding # Shares	Grant Date	Original Vest Date
2014 LTIP	1,202	2/27/2014	2/27/2018
2015 LTIP	1,417	2/26/2015	2/26/2018
2015 LTIP	1,416	2/26/2015	2/26/2019
2015 Retention	1,519	7/31/2015	7/31/2017
2015 Retention	3,039	7/31/2015	7/31/2018
2015 Retention	1,920	12/10/2015	12/10/2018
2015 Retention	1,919	12/10/2015	12/10/2019
2016 LTIP	1,834	2/25/2016	2/25/2019
2016 LTIP	1,834	2/25/2016	2/25/2020
2017 LTIP	1,147	2/23/2017	2/23/2020
2017 LTIP	1,147	2/23/2017	2/23/2021

Performance Share Units

					Pro rata
	Target #	Performance	Performance	Proration	Target #
	Shares	Start	End	Percentage	Shares*
2015 LTIP	2,857	1/1/2015	12/31/2017
2016 LTIP	3,668	1/1/2016	12/31/2018
2017 LTIP	2,294	1/1/2017	12/31/2019

*Number of shares paid will depend upon actual performance

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RELEASE

In exchange for the additional consideration offered by Union Bank & Trust (“Bank”) and Union Bankshares Corporation (“Union”) (collectively, the Bank and Union are individually and collectively referred to as the “Company”), as set forth in Sections 1.e., g., h. and i. of the “Severance Agreement and Release of Claims” (“Agreement”) to which this Release is attached as Exhibit B, Employee, on behalf of Employee and Employee's descendants, ancestors, dependents, heirs, executors, administrators, attorneys, agents, assigns, personal representatives, and successors, hereby covenants not to sue and voluntarily, unconditionally and fully releases, acquits, and forever discharges UNION and the Bank, and any of their respective parents, subsidiaries and affiliates, as well as the respective owners, trustees, directors, officers, agents, servants, employees, shareholders, representatives, agents, attorneys, assigns, and successors (collectively referred to as the "Releasees") with respect to and from any and all claims, wages, rights, agreements, contracts, stock plans, equity plans, covenants, actions, suits, causes of action, obligations, debts, expenses, attorneys' fees, damages, judgments, orders, and liabilities of whatever kind or nature in law, equity, or otherwise, whether known or unknown, or suspected or unsuspected, which Employee has at any time heretofore owned or held against the Releasees, including, without limitation, those arising out of or in any way connected with Employee's employment relationship with the Company or Employee's termination of employment with the Company, or any other transactions, occurrences, acts, or omissions or any loss, damage, or injury committed or omitted up to and including the date of Employee's execution of this Release, and including, without limitation, claims for breach of contract, libel, slander, wrongful discharge, intentional infliction of emotional harm, or other tort, or discrimination or harassment based upon any federal, state, or municipal statute or local ordinance relating to discrimination in employment, including without limitation age discrimination under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the National Labor Relations Act, and the Employee Retirement Income Security Act.

In signing this Release, Employee is not releasing any claims which may arise under the terms of the Agreement.

Employee acknowledges that this Release constitutes a full release, and accord and satisfaction of all claims or potential claims by Employee, and all claims, rights and entitlements of Employee under all agreements, incentive plans, and stock and equity plans, including his Amended and Restated Employment Agreement, dated May 1, 2006 and amended as of December 31, 2008, the Amended and Restated Management Continuity Agreement dated November 21, 2000 and amended as of December 31, 2008, the Union Bank & Trust Management Incentive Plan, the Union First Market Bankshares Corporation 2011 Stock Incentive Plan, the Union Bankshares Corporation Stock and Incentive Plan, as amended and restated effective April 21, 2015, and all other plans or agreements. Employee also covenants not to sue or file any complaint or claim against the Company with any court based on any act or omission arising or occurring prior to the date Employee executes this Release, whether known or unknown at the time of execution. Employee also waives any right to recover in a civil suit or proceeding brought against any of the Releasees by any governmental agency (including the EEOC) or any other individual on Employee's behalf. Employee understands and acknowledges, however, that nothing herein shall preclude Employee from filing a charge of discrimination with the applicable state or federal agencies, to the extent permitted by law, but Employee shall be entitled to no monetary relief as a result thereof.

a.           The Release given by Employee is given solely in exchange for the additional consideration set forth in Sections 1.e., g., h. and i. of the Agreement to which this Release was initially attached as Exhibit B and such consideration is in addition to anything of value which Employee was entitled to receive prior to entering into this Release;

b.           By entering into this Release, Employee does not waive rights or claims that may arise after the date this Release is executed;

c.           Employee has been advised to consult an attorney prior to entering into this Release, and this provision of the Release satisfies the requirements of the Older Workers Benefit Protection Act that Employee be so advised in writing;

d.           Employee has been permitted at least twenty-one (21) days from the date of his separation from the Company within which to consider whether to sign this Release, and Employee can waive the twenty-one (21) day period and execute this Release sooner, in which case the seven calendar day revocation period described below will begin on the date of Employee’s execution of this Release; and

e.           For a period of seven (7) days following Employee’s execution of this Release, Employee may revoke this Release by delivering in writing a notice of revocation to the Company’s Human Resources Department or by placing such a written notice in the mail to the Company’s Human Resources Department with a postmark dated within seven calendar days of the date this Release was signed, and this Release shall not become effective or enforceable until such seven day period has expired.

Date	D. Anthony Peay

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